UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                  SEC File No.

                                    000-28277

                           NOTIFICATION OF LATE FILING

      (Check One): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q
                          [ ] Form N-SAR [ ] Form N-CSR

                        For Period Ended: March 31, 2006

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
              For the Transition Period Ended: ___________________

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

 If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

      The entire Form 10-QSB for the quarterly period ending March 31, 2006

                        PART I -- REGISTRANT INFORMATION

Heritage Worldwide, Inc.
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Full Name of Registrant


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Former Name if Applicable


337 Avenue de Bruxelles
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Address of Principal Executive Office (Street and number)


La Seyne-Sur-Mer, 83507, France
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City, State and Zip Code

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                       PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is unable, without unreasonable effort or expense, to file its Form 10-QSB for the quarterly period ending March 31, 2006 within the prescribed period. The additional time required to file the Form 10-QSB is necessary to ensure the filing of a complete and accurate Form 10-QSB. The Registrant believes that the Form 10-QSB will be filed on or before the fifth calendar day following the due date.

                           PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Claude Couty   (011) (33)    494-109810
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(Name)        (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ]Yes [X] No


                            Heritage Worldwide, Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2006             By: /s/ Claude Couty
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                                       Claude Couty, Chief Financial
                                       Officer and General Manager